Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 30, 2011

$[—] Notes due July 31, 2014 Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar Global Medium-Term Notes, Series A, No. F-181

Key Terms:	Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	July 26, 2011*

Issue Date:	July 29, 2011*

Basket Final Valuation Date:	July 28, 2014**

Maturity Date:	July 31, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate), (ii) the U.S. dollar and the Australian dollar (the “USDAUD” currency exchange rate), (iii) the U.S. dollar and the Norwegian krone (the “USDNOK” currency exchange rate”), and (iv) the U.S. dollar and the Canadian dollar the “USDCAD” currency exchange rate) (each, a “currency exchange rate” and a “basket component”, and each of the Brazilian real, Australian dollar, Norwegian krone and Canadian dollar, a “reference currency”). The currency exchange rates on any given day, including the basket initial valuation date and any observation date, will be determined by the calculation agent with reference to the following:

(a)     where the currency exchange rate is USDBRL, the ask price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time;

(b)     where the currency exchange rate is USDAUD, the USDAUD currency exchange rate on the relevant day will be determined by the calculation agent as 1 divided by AUDUSD, which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4:00 p.m., London time;

(c)     where the currency exchange rate is USDNOK, the rate which appears on Bloomberg screen WMCO1 to the right of the caption “NOK” under the caption “MID” at approximately 4:00 p.m., London time; and

(d)     where the currency exchange rate is USDCAD, the rate which appears on Bloomberg screen WMCO1 to the right of the caption “CAD” under the caption “MID” at approximately 4:00 p.m., London time.

Digital Coupon Percentage:	[12.00% to 14.00%]. The digital coupon percentage on the Notes will be set on the pricing date and will not be less than 12.00%.

Coupon Payments:

On any observation date, if the basket return is greater than 0%, you will receive on the related coupon payment date a cash payment equal to the product of the principal amount of your Notes and the digital coupon percentage, calculated as follows per $1,000 principal amount Note:

$1,000 × Digital Coupon Percentage

On any observation date if the basket return is equal to or less than 0%, no coupon will be payment in respect of such observation date.

Observation Dates:	Annually, on the 26th of each July during the term of the Notes, commencing on July 26, 2012 (or if such date is not a scheduled trading day, the next following scheduled trading day). The basket final valuation date will be the final observation date.

Coupon Payment Dates:	Three (3) business days following the related observation date. The maturity date will be the final coupon payment date.

Payment at Maturity:

If you hold your Notes to maturity, in addition to the final coupon payment payable in the event the basket return as of the basket final valuation date is greater than 0%, you will receive a cash payment based on the basket return as of the basket final valuation date, determined as follows:

If the basket return is greater than or equal to -25%, you will receive the principal amount of your Notes at maturity.

If the basket return is less than -25%, you will lose 1% of the principal amount of your Notes for every 1% that the basket ending level declines from the basket starting level. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Return]

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Basket Return:

On any observation date, including the basket final valuation date, the performance of the reference asset from the basket starting level to the basket ending level, calculated as follows:

Basket Ending Level – Basket Starting Level
Basket Starting Level

Basket Starting Level:	Set equal to 100 on the basket initial valuation date.

Basket Ending Level:

On any observation date, including the basket final valuation date, the basket ending level will be calculated as follows:

100 × [1 + (USDBRL Currency Performance × 1/4) + (USDAUD Currency Performance × 1/4) + (USDNOK Currency Performance × 1/4) + (USDCAD Currency Performance × 1/4)]

The returns set forth in the formula above (i.e., USDBRL Currency Performance, USDAUD Currency Performance, USDNOK Currency Performance and USDCAD Currency Performance) reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the applicable currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Where,

Initial Rate = the initial rate for each basket component is [—] with respect to USDBRL, [—] with respect to USDAUD, [—] with respect to USDNOK and [—] with respect to USDCAD, which, in each case is the currency exchange rate on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the related observation date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KMS7 and US06738KMS77

**	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
*	Expected. In the event we make any change to the expected basket initial valuation date and Issue Date, the basket final valuation date and Maturity Date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Calculation of Coupon Payment - Hypothetical Examples

The following examples illustrate hypothetical coupon payments per $1,000 principal amount Note with respect to an observation date. The hypothetical examples set forth below assume the initial rates and final rates as stated below and the digital coupon percentage of 12.00%. The actual initial rates and digital coupon percentage will be determined on the basket initial valuation date, and the actual final rates will be determined on each observation date, as applicable. The hypothetical coupon payments set forth below are for illustrative purposes only and may not be the actual coupon payments applicable to a purchaser of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On an observation date, the Brazilian real and the Australian dollar strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Norwegian krone and the Canadian dollar weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	1.2755	1/4	20.00%
USDAUD	0.9575	0.8618	1/4	10.00%
USDNOK	5.4664	5.7397	1/4	-5.00%
USDCAD	0.9861	1.0354	1/4	-5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (20.00% × 1/4) + (10.00% × 1/4) + (-5.00% × 1/4) + (-5.00% × 1/4)] = 105

PPS–2

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

105 - 100 100	= 5.00%

Step 4: Calculate the Coupon Payment.

Because the basket return of 5.00% is greater than 0%, the investor will receive a coupon payment of $120.00 per $1,000 principal amount Note on the related coupon payment date, calculated as follows:

$1,000 × Digital Coupon Percentage =

$1,000 × 12.00% = $120.00

Example 2: On an observation date, the Brazilian real and the Canadian dollar strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Norwegian krone and the Australian dollar weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	1.2755	1/4	20.00%
USDAUD	0.9575	1.0054	1/4	-5.00%
USDNOK	5.4664	6.7237	1/4	-23.00%
USDCAD	0.9861	0.9072	1/4	8.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (20.00% × 1/4) + (-5.00% × 1/4) + (-23.00% × 1/4) + (8.00% × 1/4)] = 100

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

100 - 100 100	= 0.00%

Step 4: Calculate the Coupon Payment.

Because the basket return is equal to 0%, the investor will receive not receive a coupon payment on the related coupon payment date.

PPS–3

Example 3: On an observation date, all four reference currencies weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	1.9133	1/4	-20.00%
USDAUD	0.9575	1.1011	1/4	-15.00%
USDNOK	5.4664	6.8330	1/4	-25.00%
USDCAD	0.9861	1.1833	1/4	-20.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (-20.00% × 1/4) + (-15.00% × 1/4) + (-25.00% ×1/4) + (-20.00% × 1/4)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100 100	= -20.00%

Step 4: Calculate the Coupon Payment.

Because the basket return of -20.00% is less than 0%, the investor will receive not receive a coupon payment on the related coupon payment date.

What is the Payment at Maturity on the Notes Assuming a Range of Performance for the Reference Asset?

The following table illustrates the payment at maturity on the Notes, excluding any coupon payments that may be payable in respect of the three observation dates over the term of the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000, excluding any coupon payments. The hypothetical examples set forth below assume the initial rates and final rates as stated below. The actual initial rates will be determined on the basket initial valuation date, and the actual final rates will be determined on the basket final valuation date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Basket Ending Level	Basket Return	Payment at Maturity (excluding any final coupon payment)	Total Return on the Notes (excluding any coupon payments)
170.00	70.00%	$1,000.00	0.00%
160.00	60.00%	$1,000.00	0.00%
150.00	50.00%	$1,000.00	0.00%
140.00	40.00%	$1,000.00	0.00%
130.00	30.00%	$1,000.00	0.00%
120.00	20.00%	$1,000.00	0.00%
110.00	10.00%	$1,000.00	0.00%
105.00	5.00%	$1,000.00	0.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

PPS–4

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: On the basket final valuation date, the Brazilian real and the Australian dollar strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Norwegian krone and the Canadian dollar weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	1.2755	1/4	20.00%
USDAUD	0.9575	0.8618	1/4	10.00%
USDNOK	5.4664	5.7397	1/4	-5.00%
USDCAD	0.9861	1.0354	1/4	-5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (20.00% × 1/4) + (10.00% × 1/4) + (-5.00% × 1/4) + (-5.00% × 1/4)] = 105

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

br105 - 100 100	= 5.00%

Step 4: Calculate the Payment at Maturity.

Because the basket return of 5.00% is greater than or equal to -25%, the investor will receive the principal amount of the Notes at maturity. In addition, because the basket return on the basket final valuation date is greater than 0%, the final coupon payment would be payable on the maturity date in this example. Please see “Calculation of Coupon Payment—Hypothetical Examples” for further details regarding the calculation of any coupon payments.

Example 2: On the basket final valuation date, the Brazilian real and the Canadian dollar strengthen against the U.S. dollar (this occurs when the final rate decreases from the initial rate, reflecting a fewer number of reference currency per U.S. dollar), and the Norwegian krone and the Australian dollar weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

PPS–5

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	1.5147	1/4	5.00%
USDAUD	0.9575	1.4363	1/4	-50.00%
USDNOK	5.4664	7.6530	1/4	-40.00%
USDCAD	0.9861	0.9368	1/4	5.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (5.00% × 1/4) + (-50.00% × 1/4) + (-40.00% × 1/4) + (5.00% × 1/4)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100 100	= -20.00%

Step 4: Calculate the Payment at Maturity.

Because the basket return of -20.00% is greater than or equal to -25%, the investor will receive the principal amount of the Notes at maturity. Because the basket return on the basket final valuation date is less than 0%, the final coupon payment would not be payable on the maturity date in this example. Please see “Calculation of Coupon Payment—Hypothetical Examples” for further details regarding the calculation of any coupon payments.

Example 3: On the basket final valuation date, all four reference currencies weaken against the U.S. dollar (this occurs when the final rate increases from the initial rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDBRL	1.5944	2.0727	1/4	-30.00%
USDAUD	0.9575	1.3405	1/4	-40.00%
USDNOK	5.4664	8.7462	1/4	-60.00%
USDCAD	0.9861	1.2819	1/4	-30.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

The basket ending level is calculated as follows:

100 × [1+ (-30.00% × 1/4) + (-40.00% × 1/4) + (-60.00% × 1/4) + (-30.00% × 1/4)] = 60

PPS–6

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

60 - 100 100	= -40.00%

Step 4: Calculate the Payment at Maturity.

Because the basket return of -40.00 is less than -25%, the investor will receive a payment at maturity of $600.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return] = $1,000 + [$1,000 × -40.00%] = $600.00

Because the basket return on the basket final valuation date is less than 0%, the final coupon payment would not be payable on the maturity date in this example. Please see “Calculation of Coupon Payment—Hypothetical Examples” for further details regarding the calculation of any coupon payments.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The coupon payments, payment at maturity, observation dates (including the basket final valuation date), currency exchange rates on any observation date and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Digital Coupon Potential— On any observation date, if the basket return is greater than 0%, you will receive on the related coupon payment date a cash payment equal to the product of the principal amount of your Notes and the digital coupon percentage, which will be set on the basket initial valuation date and will not be less than 12.00%. Because the Notes are our senior unsecured obligations, payment of any amount under the Notes is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income bearing executory contract with respect to the basket.

If your Notes are so treated, it would be reasonable (i) to treat any coupon payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a coupon payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss will generally be exchange gain or loss, which will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. You should consult with your tax advisor about the possibility of making an election with respect to the Notes to treat exchange gain or loss recognized upon sale or maturity (other than with respect to amounts attributable to a coupon payment) as capital gain or loss.

PPS–7

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it could be asserted that (i) you should not include the coupon payments in income as you receive them and instead you should reduce your basis in your Notes by the amount of the coupon payments that you receive; or (ii) if a coupon payment is paid at maturity, such coupon payment should not separately be taken into account as ordinary income but instead should increase the amount of gain or decrease the amount of loss that you recognize at maturity.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the basket that is issued by you to us. For a discussion of certain tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference currencies. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

PPS–8

•	“Risk Factors—Additional Risks Relating to Digital Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”; and

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“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss —The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the reference currencies relative to the U.S. dollar. If the basket ending level on an observation date is equal to or less than the basket starting level, no coupon will be payable on the related coupon payment date. If the basket ending level is equal to or less than the basket starting level on each observation date, you will receive no coupon payments throughout the term of the Notes. On the basket final valuation date, if the basket ending level has declined from the basket starting level by more than 25%, meaning the basket return is less than -25%, your principal will be fully exposed to any decline of the basket from the basket starting level and you will lose some or all of your principal.

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Your Return on the Notes is Limited—At maturity, you will not receive more than the principal amount of your Notes (other than the final coupon payment that will be payable on the maturity date in the event the basket return on the basket final valuation date is greater than 0%). The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus any coupon payments paid during the term of the Notes. If the basket return is greater than 0% on an observation date, for each $1,000 principal amount Note, the coupon payment you receive on the related observation date will not exceed the product of the principal amount of your Notes and the digital coupon percentage, regardless of the appreciation of the reference currencies relative to the U.S. dollar, which may be significant.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Notes Bearish on the U.S. dollar—On any observation date, the basket return will only be positive if, on average, the value of the U.S. dollar weakens relative to the reference currencies, as measured from the initial rates on the basket initial valuation date to the final rates on such observation date. If, on average, the U.S. dollar appreciates in value relative to the Brazilian real, Australian dollar, Norwegian krone and Canadian dollar, as measured from the initial rates to the final rates on each observation date, you will not receive coupon payments on the Notes, and the payment at maturity and the market value of the Notes also will be adversely affected.

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Emerging Market Risks—An investment linked to emerging market currencies, which include the Brazilian real, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PPS–9

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies —The Notes are linked to the performance of the reference currencies relative to the U.S. dollar. The performance of the basket will be based on the appreciation or depreciation of the basket as a whole. Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude. The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

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Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies—You may receive a lower return on the Notes than you would have received if you had invested directly in the reference currencies. Additionally, the basket return is based on the Currency Performance of each of the reference currencies, which is in turn based on the formula set forth above. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

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Any Coupon Payments and the Payment at Maturity on Your Notes Are Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Observation Dates—The basket return will be based solely on the currency exchange rates comprising the basket as of the observation dates relative to the respective initial rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the observation dates, your payments in respect of the Notes, including payment at maturity, may be significantly less than it would otherwise have been had the payments been linked to the currency exchange rates at a time other than the observation dates. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the observation dates, you will not benefit from the currency exchange rates at any time other than the observation dates.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the payments you receive on the Notes, if any. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	Brazilian real, Australian dollar, Norwegian krone and Canadian dollar interest rates, as well as interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDBRL, USDAUD, USDNOK and USDCAD currency exchange rates from January 1, 2001 through June 27, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On June 27, 2011, such closing spot exchange rates of USDBRL, USDAUD, USDNOK and USDCAD were 1.5944, 0.9575, 5.4664 and 0.9861 respectively.

We obtained the information regarding the currency exchange rates of USDBRL, USDAUD, USDNOK and USDCAD below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of USDBRL, USDAUD, USDNOK and USDCAD should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on any observation date, including the basket final valuation date. We cannot give you assurance that the performance of the USDBRL, USDAUD, USDNOK and USDCAD currency exchange rates will result in any coupon payments over the term of the Notes or any return of your initial investment at maturity.

PPS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–12